              SCHEDULE 14A-INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials    [ ] Soliciting Material Pursuant to
                                                Rule 14a-11(c) or Rule 14a-12

                      NASTECH PHARMACEUTICAL COMPANY INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      NASTECH PHARMACEUTICAL COMPANY INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check in the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a -6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                 [NASTECH LOGO]

                      ------------------------------------

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                      ------------------------------------

                                 ANNUAL MEETING
                                   TO BE HELD
                                 June 20, 2000

                      NASTECH PHARMACEUTICAL COMPANY INC.
                                45 DAVIDS DRIVE
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 20, 2000 AT 10:00 A.M.
                            ------------------------

     TO THE STOCKHOLDERS OF NASTECH PHARMACEUTICAL COMPANY INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company") will be held at 150 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 A.M. on Tuesday, June 20, 2000, to consider and vote on the following proposals:

      1. To elect eight (8) directors, each to hold office for a term of one (1) year or until their respective successors shall have been duly elected or appointed;

      2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2000; and

      3. To transact such other business as may properly come before the meeting.

     Only holders of shares of Common Stock of record on the Company's books at the close of business on May 10, 2000 will be entitled to vote at the meeting. All such stockholders are requested to be represented at the meeting either in person or by proxy. The stock transfer books will not be closed.

     Enclosed is a copy of the Annual Report for the year ended December 31, 1999 along with a proxy statement and a proxy card.

     It is desirable that all holders of Common Stock of the Company be represented at the meeting either in person or by proxy.

     SUCH STOCKHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND EXECUTE THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                          By Order of the Board of Directors,

                                          Carol Wenig,
                                          Secretary
May 15, 2000
Hauppauge, New York

                      NASTECH PHARMACEUTICAL COMPANY INC.
                                45 DAVIDS DRIVE
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 20, 2000
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 20, 2000 and at any postponements or adjournments thereof. This material is first being mailed to stockholders on or about May 15, 2000.

     The cost of such solicitation will be borne by the Company. The Company may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principles.

     A form of proxy is enclosed for use at the meeting. The issuance of a proxy by a stockholder will not affect his right to vote his shares if he attends the meeting and desires to vote in person. A proxy may be revoked at any time prior to the voting thereof, but a revocation will not be effective unless notice thereof is received, in writing, by the Secretary of the Company prior to such voting. All such shares represented by effective proxies on the enclosed form received by the Company will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR all directors and proposals contained therein. Proxies marked "abstain" will be treated as present for the purpose of determining a quorum but will not be voted with respect to any proposal marked "abstain."

              BENEFICIAL OWNERSHIP OF SECURITIES AND VOTING RIGHTS

     Shares of common stock, of which 6,190,485 shares were outstanding as of April 10, 2000, are the only voting securities of the Company. Each share is entitled to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting. Only holders of shares of Common Stock of the Company of record on its books at the close of business on May 10, 2000 will be entitled to notice of, and to vote at the meeting. Any such stockholder may vote his shares either in person or by his duly authorized proxy.

     The following table sets forth as of April 10, 2000 certain information as to persons known to the Company who may be deemed to be beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, each director of the Company and all officers and directors of the Company as a group:

                                                   AMOUNT
                                                 AND NATURE        PERCENTAGE OF
                                                OF BENEFICIAL    OUTSTANDING SHARES
         NAME OF BENEFICIAL OWNER (1)           OWNERSHIP (2)        OWNED (3)
         ----------------------------           -------------    ------------------
Dimensional Fund Advisors, Inc. (17)                432,600              7.0%
SAFECO Corporation and affiliates (4)               372,300              6.0
Devin N. Wenig (5)                                  411,853              6.5
Basil Properties (6)(16)                            283,537              4.6
Bruce R. Thaw (7)                                   173,041              2.8
Dr. Charan R. Behl (10)                             156,168              2.5
Alvin Katz (8)                                      149,000              2.4
Carol Wenig (12)                                    148,235              2.4
Vincent D. Romeo (9)                                113,845              1.8
Ian Ferrier (11)                                     80,000              1.3
Joel Girsky (8)                                      58,749               *
Grant W. Denison, Jr. (13)                           55,000               *
John V. Pollock (8)(15)                              53,333               *
Andrew P. Zinzi (14)                                 36,573               *
All Officers and Directors as a Group (11
  persons) (15)                                   1,719,334             24.6%

---------------
  * Represents less than 1% of the outstanding shares of the Company's Common Stock.

 (1) The addresses of all persons other than Basil Properties, Messrs. Bruce R. Thaw, Alvin Katz and John V. Pollock is c/o the Company. The address of Bruce R. Thaw is 45 Banfi Plaza, Farmingdale, NY; the address of Basil Properties and John V. Pollock is 1510 H Street, N.W., Washington D.C.; and the address of Alvin Katz is 301 N. Birch Rd., Fort Lauderdale, FL.

 (2) All shares are owned beneficially and of record unless indicated otherwise. Other than SAFECO Corporation and affiliates, and Dimensional Fund Advisors, Inc., includes 786,141 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (3) Does not give effect to the exercise of the Underwriter's Warrants, and 387,471 shares of Common Stock reserved for issuance under the Company's stock option plan.

 (4) Based on information supplied by SAFECO Corporation and affiliates, a registered investment advisor located at SAFECO Plaza, Seattle, Washington 98185, in a Schedule 13G filed with the Securities and Exchange Commission on February 29, 2000.

 (5) Devin N. Wenig's shares, as indicated above, include 155,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, and 166 shares held by members of Mr. Wenig's immediate family.

 (6) Includes 40,000 shares held by the estate of Mrs. Sophie Basil, a general partner of Basil Properties.

 (7) Includes 95,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (8) Includes 50,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (9) Includes 95,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

(10) Includes 65,168 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (11) Includes 80,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (12) Includes 60,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (13) Includes 55,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (14) Includes 30,973 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, and 600 shares owned by members of Mr. Zinzi's immediate family.

 (15) Includes shares held by Basil Properties. See notes (6) and (16).

 (16) John V. Pollock is a managing director of Basil Properties and its nominee to the Company's Board of Directors.

 (17) Based on information supplied by Dimensional Fund Advisors, Inc. a registered investment advisor located at 1299 Ocean Avenue, Santa Monica, California, 90401-1038 in a Schedule 13G filed with the Securities and Exchange Commission on December 31, 1999.

COMPENSATION OF DIRECTORS

     For services rendered, each eligible non-employee director received 10,000 stock options to purchase the Company's Common Stock. Further, certain eligible directors will be granted 10,000 stock options annually, effective at the time of the Annual Meeting of Stockholders, at an option exercise price equal to the market value of the Company's Common Stock at date of grant.

     In 1999, the Company agreed to provide split-dollar life insurance for its former Chairman of the Board of Directors, Devin Wenig, in consideration for services rendered and in lieu of cash remuneration. Over a 10-year period the Company will pay $397,000 in premiums. At the end of 15 years, the premiums are to be repaid to the Company; such repayment being secured by the Company's collateral interest in the insurance policy. For the year ended December 31, 1999, the Company recognized $24,000 of expense related to this policy.

     Bruce Thaw, a director, provided legal services to the Company in 1999. Fees earned by this director were $142,000.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     Certain officers of the Company have employment agreements that provide base compensation and annual incentive compensation. Dr. Vincent D. Romeo, the Company's President and Chief Executive Officer has an employment agreement expiring December 31, 2000, receives base compensation of $230,000 per year, and annual incentive compensation of up to 50% of base salary based on the achievement of certain business objectives of the Company.

     The Company's agreement with its former President, Mr. Robert Rosen, terminated January 1, 1999. As part of the termination agreement Mr. Rosen received a severance payment of $107,500 and a monthly retainer of $10,000 for the initial six month term of a consulting agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee presently consists of Joel Girsky and John V. Pollock, both outside directors of the Company. The Compensation Committee is responsible for reviewing and approving the compensation of all officers of the Company and administering and/or interpreting the Company's stock option plan. The Compensation Committee held one meeting in 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the fiscal year ended December 31, 1999:

SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                         AWARDS (F)
                                                  ANNUAL COMPENSATION   ------------
                                                  -------------------     OPTIONS      ALL OTHER (E)
       NAME AND PRINCIPLE POSITION         YEAR    SALARY     BONUS      (#SHARES)     COMPENSATION
       ---------------------------         ----   --------   --------   ------------   -------------
Dr. Vincent D. Romeo, President and
  Chief Executive Officer (A)              1999   $242,000   $ 46,000      25,000              --
                                           1998   $229,000   $ 25,000          --              --
                                           1997   $182,000   $103,000      60,000              --
Mr. Robert Rosen, President (B)            1998   $220,000   $ 80,000          --        $108,000
                                           1997   $ 87,000   $100,000     140,000        $243,000
Mr. Andrew P. Zinzi, Chief Financial
  Officer (C)                              1999   $170,000   $ 22,000      35,000              --
                                           1998   $170,000   $ 25,000          --              --
                                           1997   $170,000   $ 27,000          --        $ 14,000
Dr. Charan R. Behl, Executive Vice
  President, Research & Development (D)    1999   $254,000   $ 77,000      48,000              --
                                           1998   $182,000   $ 25,000          --              --
                                           1997   $147,000   $ 30,000      30,000              --
Ms. Carol Wenig, Secretary                 1999   $ 99,000   $  5,000          --              --
                                           1998   $ 80,000   $ 10,000          --              --
                                           1997   $ 70,000   $  5,000      25,000              --

---------------

(A)  Dr. Vincent D. Romeo served as President and Chief Executive
     Officer of the Company from August 1991 through October
     1997, and President effective January 1, 1999.
(B) Mr. Rosen assumed the position of President in October 1997 and resigned effective January 1, 1999. From May 1, 1997 to
     October 6, 1997, he served as Executive Vice President of
     Marketing and Business Development.
(C)  Mr. Zinzi commenced employment with the Company in November
     1996.
(D)  Dr. Behl commenced employment with the Company in January
     1995.
(E) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees. The amounts shown in this column include the following: Other compensation paid to Mr. Rosen in 1998 represents a severance payment of $108,000 and in 1997 includes consulting fees ($40,000) prior to employment, reimbursed travel and entertainment expenses ($28,000), and the fair market value of accelerated stock options ($175,000). Other compensation paid to Mr. Zinzi in 1997 includes relocation costs of $14,000.
(F) In August 1998, the Company's Board of Directors approved a stock option exchange program in which it offered all holders the right to exchange their options for the same number of new options with a lower exercise price but with a modified term of vesting. All options with an exercise price greater than $5.63 per share were eligible for this program and were exchanged during 1998. The Summary Compensation
     Table excludes options exchanged pursuant to this program.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock during the fiscal year ended December 31, 1999, to the person named in the Summary Compensation Table:

                      INDIVIDUAL GRANT IN LAST FISCAL YEAR

                                      % OF TOTAL
                                       OPTIONS
                                      GRANTED TO
                         OPTIONS     EMPLOYEES IN   EXERCISE OR                HYPOTHETICAL
                         GRANTED        FISCAL      BASE PRICE    EXPIRATION     VALUE AT
        NAME           (SHARES)(1)    YEAR 1999      ($/SHARE)       DATE      GRANT DATE(3)
        ----           -----------   ------------   -----------   ----------   -------------
Dr. Vincent D. Romeo     25,000            6         $3.375 (2)      3-8-04      $ 45,000
Mr. Andrew P. Zinzi      35,000            8         $2.6875(2)     4-29-04      $ 50,000
Dr. Charan R. Behl       48,000           11         $4.625 (2)    11-02-03      $117,000

---------------
(1) The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% stockholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% stockholders). All outstanding options are subject to optionee's continuous employment or association with the Company. Under the Stock Option Plan, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of the Plan.

(2) Options granted at market value on the date of grant.

(3) The estimated present value at grant date of options granted during 1999 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 5.0 years; a risk-free interest rate of 6.0%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 53.0%. The approach used in developing these assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information related to the number and value of stock options and stock appreciation rights held at fiscal year end by the named executive officer. The Company did not issue stock appreciation rights in 1999.

                              NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-THE MONEY
                          OPTIONS AT DECEMBER 31, 1999          OPTIONS AT DECEMBER 31, 1999(a)
                          -----------------------------        ---------------------------------
                          EXERCISABLE    UNEXERCISABLE          EXERCISABLE      UNEXERCISABLE
                          ------------   --------------        --------------   ----------------
Dr. Vincent D. Romeo         95,000          40,000                 --                   --
Mr. Andrew P. Zinzi          22,223          52,777                 --               24,000
Dr. Charan R. Behl           59,168          41,332                 --                   --
Ms. Carol Wenig              60,000              --                 --                   --

---------------

(a) Market value of shares covered by in-the-money options on December 31, 1999, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") is composed entirely of independent, outside directors and establishes the general compensation policies of the Company, specific compensation for each executive officer of the Company and administers the Company's Stock Option Plan. The Company's intent as administered through the Committee is to make compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals of the Company essential to the Company's long-term success and growth in stockholder value. The Company's typical executive compensation package consists of three main components: (1) base salary; (2) incentive cash bonuses; and (3) stock options.

Base Compensation

     The Committee's approach is to offer executive salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants' reports and the Company's own experience recruiting and training executives and professionals. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

Bonuses

     In addition to base salary, executives and managers are eligible to receive discretionary bonuses, from time to time, upon the achievement of certain scientific, financial and marketing milestones. In addition, at the beginning of each year, the Committee and the CEO review each individual's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the individual within the Company.

Stock Option Grants

     The Company, from time to time, grants stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of the Company's Common Stock. Grants of stock options are designed to align the executive's interest with that of the stockholders of the Company. In awarding option grants, the Committee will consider, among others, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

Compensation for the Executive Management in 1999

     In 1999, executive management of the Company were awarded incentive bonuses based upon the achievement of certain milestones, including, among others, the successful completion of certain contractual milestones associated with intranasal scopolamine and the advancement of certain products to later stages of development.

                                          COMPENSATION COMMITTEE
                                          Joel Girsky, John V. Pollock

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. The Company is currently in compliance with Section 16(a); however, Grant W. Denison, Jr., Dr. Ian R. Ferrier, Devin N. Wenig, directors, and Dr. Charan R. Behl, an executive officer, were delinquent in certain filings during the course of the year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Bruce R. Thaw, a director, invoiced the Company approximately $142,000 for services rendered in connection with the Company's licensing activities, legal issues associated with various collaborative agreements, and other legal and regulatory matters in fiscal 1999. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees.

PROPOSAL NO. 1 -- NOMINATION AND ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, eight directors are to be elected by the holders of the Common Stock to serve until the next Annual Meeting and until their successors have been elected and qualify. Certain information concerning the nominees for election at the Annual Meeting, each of whom is presently a director, and all the directors and officers as a group, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of the other nominees in the discretion of the persons acting pursuant to the proxy.

     The following information is submitted concerning the nominees for election as directors based upon information received by the Company from such persons:

          NAME             AGE        POSITION         DIRECTOR SINCE
          ----             ---   -------------------   --------------
Dr. Vincent D. Romeo       43    President and Chief        1991
                                  Executive Officer
Joel Girsky                60    Director, Treasurer        1983
Devin N. Wenig             33         Director              1991
Bruce R. Thaw              47         Director              1991
Dr. Ian R. Ferrier         56         Director              1995
Grant W. Denison, Jr.      50         Director              1996
Alvin Katz                 70         Director              1993
John V. Pollock            61         Director              1993

     Dr. Romeo has been employed by the Company since 1985 as Director of Research and was appointed President and Chief Executive Officer of the Company in August 1991. Dr. Romeo is a registered pharmacist and received a Ph.D. degree from St. John's University College of Pharmacy and Allied Health Professions in Pharmaceutical Sciences in 1984, with a specialty in pharmacology. Dr. Romeo continues at St. John's as an Adjunct Professor of Pharmacology, Graduate Division, College of Pharmacy and Allied Health Professions.

Dr. Romeo has devoted a significant amount of his time with the Company formulating drugs for nasal delivery, developing animal models for nasal drug testing, and designing clinical efficacy and safety studies. He has authored and co-authored several published articles in the field. Dr. Romeo has also presented his work at various meetings and conferences sponsored by the American Association of Pharmaceutical Scientists and the American College of Clinical Pharmacology. Dr. Romeo is an active member of the American Association of Pharmaceutical Scientists, the American College of Clinical Pharmacology, the Rho Chi Pharmaceutical Society, and the New York Academy of Sciences. Dr. Romeo has also been appointed as an Adjunct Assistant Professor of Pharmaceutics at The University of Rhode Island, College of Pharmacy.

     Mr. Wenig has been Chairman of the Board of Directors of the Company from June 1991 to March 1999 and currently serves as a director. Mr. Wenig was appointed Managing Director of Reuters Information (1999 revenue of $2.5 billion) in February 2000. In this role Mr. Wenig has the responsibility for both the regional and central marketing functions, product development, e-commerce, the data groups, and commercial policy for Reuters globally. Mr. Wenig also retains the position of Executive Vice President of Marketing -- Reuters America responsible for marketing and business development functions in North and South America. Mr. Wenig serves as a Director of a number of Reuters subsidiaries and portfolio companies, including Aether Systems, Inc., Multex.com, Intralinks, Inc., Loan Pricing Corporation, and FreeEdgar.com. Before joining the Reuters organization, Mr. Wenig worked with the firm of Cravath, Swaine and Moore as a Mergers and Acquisitions attorney. There he managed several of their largest global transactions, including leveraged buyouts, hostile transactions and cross-border mergers. Mr. Wenig received a B.A. degree from Union College and a J.D. degree from the Columbia University School of Law.

     Mr. Girsky has been a Director of the Company since October 1983, and the Company's Secretary/ Treasurer since April 1986. From 1961 to the present, Mr. Girsky has been President and Chairman of the Board of Jaco Electronics, Inc., Hauppauge, New York, a publicly held company engaged in the distribution of electronic components. Mr. Girsky received a degree in Marketing from Brooklyn College in 1957.

     Mr. Thaw has been a Director of the Company from June 1991 to January 1997 and was reappointed to the Board in January, 1998. From 1984 to the present, Mr. Thaw has been a principal in a law firm, which serves as general counsel to the Company. Mr. Thaw is the President and Chief Executive Officer of Bulbtronics, Inc., a national distributor of technical and specialty light sources and related products. Mr. Thaw was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. Mr. Thaw is also a director of Information Resource Engineering, Inc., a publicly traded company engaged in the computer network security industry and Amtech Systems, Inc., a publicly traded company engaged in the semi-conductor industry.

     Dr. Ferrier, who was appointed to the Company's Board of Directors in January 1995, is the founder, President and Chief Executive Officer of Bogart Delafield Ferrier Inc., and has served in such capacity since its inception in 1982. Trained in medicine and pharmacology, Dr. Ferrier has managed and directed pharmaceutical programs and guided the growth of several multinational companies. He has served on the Board of Directors of a number of health care and biotechnical firms, as well as serving as consultant to many of the world's major pharmaceutical companies. From 1982 to 1987, Dr. Ferrier served as President of McCann Healthcare Inc. From 1982 to 1983, Dr. Ferrier served as Chairman of The Covington Group of Companies; in 1982 as Executive Vice President of TechAmerica Group and from 1979 to 1982, as Vice President of Kalipharma Inc. From 1975 to 1979 Dr. Ferrier served as Chief Executive Officer of the Monadnock Medical Center. Dr. Ferrier received a BSc in Pharmacology from the University of Edinburgh, Edinburgh Scotland; served his residency training in nephrology/clinical pharmacology at Southmead General Hospital, University of Bristol Associated Hospitals, Bristol, England; and his post-graduate internship at the Western General Hospital of the University of Edinburgh Associated Hospitals, Edinburgh, Scotland.

     Mr. Denison co-founded BioMarin Pharmaceutical Inc. in 1997. As Chairman and CEO, he has guided the development of the Company since its inception. Under his leadership, BioMarin has raised approximately $69.0 million in private financings and $67.3 million in a July 1999 IPO dual listing of the Company on Nasdaq National Market and Swiss New Market exchanges. He also formed a joint venture with Genzyme General to develop and commercialize BioMarin's lead enzyme replacement product, which has completed pivotal clinical trials. Mr. Denison has 25 years experience in senior management in major pharmaceutical companies. During his ten years at Monsanto/Searle, he served as a member of the executive committees of both companies. As President of Worldwide Consumer Products and Senior Vice President for Business Development at Searle, he was responsible for the general management of Searle's consumer products business and all pharmaceutical, diagnostics and consumer licensing and business development. He also served as Corporate Vice President, Strategic Planning for Searle's parent company, Monsanto, during a period of major restructuring and portfolio realignment. In addition, he was President of Searle's U.S. Pharmaceutical Operations during a period of significant sales and earnings growth in the late 1980's. Prior to joining Searle, Mr. Denison was Vice President of International Operations for Squibb Medical Systems and also held a number of management positions during his 13 years at Pfizer, Inc., including Vice President of Pharmaceutical Planning and Business Development from 1980 to 1985. During the course of his career at Pfizer, he formed numerous licensing agreements, acquisitions and strategic alliances. Mr. Denison holds an MBA from Harvard Business School, and he graduated from Colgate University magna cum laude with a bachelor's degree with High Honors in Mathematical Economics.

     Mr. Katz was appointed to the Company's Board of Directors in September 1993. Mr. Katz was formerly Chief Executive Officer of Odessa Engineering Corp., a company engaged in the manufacturing of pollution monitoring equipment. From 1957 to 1976, Mr. Katz was employed by United Parcel Service holding various managerial positions, including District Manager and Corporate Manager of Operations, Planning, Research and Development. Mr. Katz serves on the Board of Directors of several publicly held companies including Miller Industries, a manufacturer of windows and doors; Blimpie International, Inc., which is engaged in the franchising and marketing of quick service sandwich restaurants; Amtech Systems, Inc., which is engaged in the semi-conductor industry; and Foremost Industries which is engaged in the distribution and repair of commercial refrigeration. He is also a director of Aromatics Incorporated, a manufacturer of car wash equipment. Mr. Katz holds a B.S. in Business Administration degree from New York University and has done graduate work at C.U.N.Y.- Baruch School.

     Mr. Pollock was appointed to the Company's Board of Directors in September 1993. From 1991 to the present Mr. Pollock has served as a director of Frank E. Basil, Inc., a worldwide provider of facilities maintenance, engineering and operations management services. Mr. Pollock also serves as a consultant to the partners of Basil Properties. Mr. Pollock has been a senior banking executive in the Washington, D.C. area since 1975 and Executive Vice President of Sequoia National Bank.

     The Company does not have a nominating or similar committee. There were five (5) Board meetings held during the year ended December 31, 1999. Each director attended all meetings of the Board and any committee of which he was a member, with the exception of Grant W. Denison, Joel Girsky, Devin Wenig and Jack Pollock who each missed one meeting.

PROPOSAL NO. 2 -- INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed KPMG LLP to perform the annual audit of the books of the Company for the fiscal year ended December 31, 2000. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions.

     The Board of Directors unanimously recommends a vote FOR approval of Proposals No. 1 and 2 and proxies solicited by the Board of Directors will be so voted unless stockholders specify on their proxy card a contrary choice.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals for action at the 2001 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary on or before January 11, 2001 in order to be considered for inclusion in next year's proxy materials.

COMPARISON OF STOCK PERFORMANCE

     The following graph and table compare the cumulative total shareholder returns of the Company's Shares, the NASDAQ Composite and NASDAQ Pharmaceutical Stocks. The graph assumes $100 invested on 12/31/93 in the Company's Shares in each of the indices. The shareholder return shown on the graph below is not necessarily indicative of future performance, and the Company will not make or endorse any predictions as to future shareholder returns.

[LINE GRAPH]

                                                         NASTECH                NASDAQ COMPOSITE          PHARMACEUTICAL STOCKS
                                                         -------                ----------------          ---------------------
12/94                                                     100.00                      100.00                      100.00
12/95                                                    210.526                     141.335                     183.412
12/96                                                    421.053                     173.892                     183.983
12/97                                                    273.684                     213.073                     189.979
12/98                                                     81.579                     300.248                     243.066
12/99                                                     71.053                      542.43                      451.62

ANNUAL REPORT TO STOCKHOLDERS

     The Annual Report to Stockholders of the Company for the year ended December 31, 1999, including audited financial statements is included herein.

OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          Carol Wenig,
                                            Secretary

May 15, 2000
Hauppauge, New York

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                        & DATE IT ABOVE


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                      NASTECH PHARMACEUTICAL COMPANY INC.


                                 JUNE 20, 2000


                                        \/ PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED \/
------------------------------------------------------------------------------------------------------------------------------------

     [X] PLEASE MARK YOUR
A        VOTES AS IN THIS
         EXAMPLE


                                        WITHHOLD
                        FOR all         AUTHORITY           THE DIRECTORS FAVOR A VOTE FOR THE FOLLOWING PROPOSALS:
                       nominees,     to vote for all
                    except as noted     nominees                                                                FOR  AGAINST ABSTAIN
1. The Election          [  ]             [  ]        NOMINEES: Devin N. Wenig          2. Ratify the           [ ]    [ ]     [ ]
   of                                                           Dr. Vincent D. Romeo       appointment of KPMG
   Directors.                                                   Dr. Ian Ferrier            LLP as auditors.
Instructions: To withhold authority to vote for any             Grant W. Denison, Jr.
individual nominee, with that nominee's name in the             Joel Girsky             3. In accordance with their best judgment
space provided below. IF DO NOT WITHHOLD AUTHORITY              Alvin Katz                 with respect to any other business that
TO VOTE FOR THE ELECTION OF ANY NOMINEE AS PROVIDED             John V. Pollack            may properly come before the meeting.
HEREIN, YOU SHALL BE DEEMED TO HAVE GRANTED SUCH                Bruce R. Thaw
AUTHORITY.                                                                              The undersigned hereby acknowledges receipt
                                                                                        of a copy of the accompanying Notice of
-----------------------------------------------------                                   Meeting and Proxy Statement.

                                                                                        PLEASE DATE THIS PROXY, SIGN IT AND RETURN
                                                                                        THE PROXY IN THE ENVELOPE PROVIDED.







Signature(s):_________________________________________________  _______________________________  DATED:_____________________________
                                                                  SIGNATURE (IF HELD JOINTLY)
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                       NASTECH PHARMACEUTICAL COMPANY INC
                                 45 DAVIDS DRIVE
                            HAUPPAUGE, NEW YORK 11788

                PROXY CARD, SOLICITED BY MANAGEMENT OF THE COMPANY

       The undersigned hereby constitutes end appoints Devin N. Wenig whom falling. Dr. Vincent D. Romeo, or any one of them acting in the absence of the other, with full power of substitution, to be the true and lawful attorneys and proxies for the undersigned to vote at the Annual Meeting of Stockholders of Nastech Pharmaceutical Company Inc. to be held at 150 Vanderbilt Motor Parkway, Hauppauge, New York I 1788 on June 20, 2000 at 10:00 A.M. or at any adjournment thereof. Notice of which meeting together with a Proxy Statement has been received.

SAID PROXIES ARE DIRECTED TO VOTE THE SHARES THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT UPON THE FOLLOWING MATTERS, ALL MORE FULLY DESCRIBED IN THE PROXY STATEMENT.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AND IN THE EVENT INSTRUCTIONS ARE GIVEN IN THE SPACE PROVIDED, THEY WILL BE VOTED IN ACCORDANCE THEREWITH; IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED AS RECOMMENDED BY THE DIRECTORS WITH REGARD TO THE PROPOSALS.

                       (TO BE SIGNED ON REVERSE SIDE.)